Exhibit 99.1

Stepan VP & GM, Surfactants, John Venegoni, To Retire

Scott Behrens, VP of Business Management, Named as Successor

Northfield, IL – May 1, 2014 – John Venegoni, 55, Vice President & General Manager, Surfactants, announced his intention to retire effective September 5, 2014, after over 30 years of dedicated service to Stepan Company (NYSE: SCL). Scott Behrens, 44, currently the Vice President of Business Management with more than two decades of experience at Stepan, has been chosen to succeed Venegoni.

Over the next several months, Venegoni will transition his responsibilities to Behrens. “We thank John for his leadership as he led the tremendous growth of our surfactants business from $478 million to $1.3 billion in sales since his appointment as general manager in 1999, with record income performance during his tenure,” said F. Quinn Stepan Jr., President and Chief Executive Officer of Stepan. “Without question, John has created a strong global team and a business strategy positioned for further growth.”

Added Stepan, “All of us who have had the privilege to work with John will miss him and his significant contributions to our business. We wish John and his wife, Claudia, many happy years in retirement.”

Scott Behrens will be promoted to the position of Vice President & General

Manager,Surfactants, concurrent with John’s retirement, assuming the responsibility of providing strategic leadership for the Surfactants Business.

Behrens joined Stepan Company in 1993 as a chemist and was promoted into his first Business Development position in 1998. He moved on to become Global Business Manager – Agricultural Products in 2003. Behrens was then promoted into the position of Director – Functional Sales followed by Director – Functional Products. He was promoted to the position of VP Business Management in 2008 where he led the continued diversification of Stepan’s surfactant business. A native of Bloomingdale, IL, Behrens attained his Bachelor of Science degree in Chemistry from Illinois State University and his MBA from Northwestern University.

SOURCE: Stepan Company

Greg Servatius, Vice President Human Resources (847) 446-7500; F. Quinn Stepan, Jr., President and Chief Executive Officer, 847 446 7500